SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 23, 2007

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

0-20288	91-1422237
(Commission File Number)	IRS Employer Identification No.

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 23, 2007, Columbia Banking System, Inc. (“Columbia”) completed its two pending acquisitions. Columbia acquired Mountain Bank Holding Company (“MBHC”), a Washington corporation, and its subsidiary bank, Mt. Rainier National Bank, a national banking association headquartered in Enumclaw, Washington. Columbia also acquired Town Center Bancorp (“TWBC”), an Oregon corporation, and its subsidiary bank, Town Center Bank, a commercial bank headquartered in Portland, Oregon.

Under the terms of the merger agreement between Columbia and Mountain Bank Holding Company, MBHC merged with and into Columbia, and Mt. Rainier National Bank merged with and into Columbia State Bank. The acquisition was accomplished pursuant to a Plan and Agreement of Merger whereby shareholder of MBHC will receive a “unit” consisting of .4231 shares of Columbia common stock and cash in an amount of $11.25. Columbia will issue an aggregate of 993,932 shares of its common stock and pay a total of $26,428,106 to MBHC shareholders.

Under the terms of the merger agreement between Columbia and Town Center, TWBC merged with and into Columbia, and Town Center Bank merged with and into Columbia’s subsidiary, Columbia State Bank. The acquisition was accomplished pursuant to a Plan and Agreement of Merger pursuant to which shareholders of TWBC elected to receive a “unit” comprised of .3391 shares of Columbia common stock and cash in an amount of $9.382. Columbia will issue an aggregate of 704,839 shares of its common stock and pay a total of $19,501,021 to TWBC shareholders.

The Agreement between Columbia and MBHC was included as Appendix A to the Proxy Statement/Prospectus dated May 17, 2007, and the Agreement between Columbia and Town Center was included as Appendix A to the Proxy Statement/Prospectus dated June 13, 2007, previously filed by Columbia as part of its Registration Statement on Form S-4 with the Securities and Exchange Commission. A copy of the press release dated July 23, 2007, which is attached as Exhibit 99.1 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements – not applicable

(b)	Pro forma financial information – not applicable

(c)	Shell company transactions—not applicable

(d)	Exhibits

99.1	Press Release dated July 23, 2007 announcing the closing of the transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2007	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

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